UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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VITA FOOD PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITA FOOD PRODUCTS, INC.

2222 West Lake Street

Chicago, Illinois  60612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Vita Food Products, Inc.

The Annual Meeting (the “Meeting”) of Stockholders of Vita Food Products, Inc., a Nevada corporation (the “Company”), will be held on May 18, 2006 at 9:00 a.m., local time, at the offices of Much Shelist Freed Deneberg Ament & Rubenstein, P.C., 191 North Wacker Drive, Chicago, Illinois 60606 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.                                       To elect seven (7) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

2.                                       To ratify the selection by the Board of Directors of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2006.

3.                                       To transact such other business as may properly come before the Meeting or any adjournment thereof.

Holders of record of the Company’s Common Stock at the close of business on March 31, 2006, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Meeting or any adjournment thereof, also as more fully described in the Proxy Statement.

All stockholders are cordially invited to attend the Meeting. Those who cannot are urged to sign, date and otherwise complete the enclosed proxy and return it in the envelope provided. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

For the Board of Directors,

Stephen D. Rubin

Chairman of the Board

Chicago, Illinois

April 27, 2006

VITA FOOD PRODUCTS, INC.

2222 West Lake Street

Chicago, Illinois  60612

PROXY STATEMENT

Annual Meeting of Stockholders

To Be Held

May 18, 2006

The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Vita Food Products, Inc., a Nevada corporation (the “Company”), to be held on May 18, 2006, and any adjournments thereof (the “Meeting”), for the purposes stated in the attached Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are being mailed to stockholders beginning on or about April 27, 2006.

GENERAL INFORMATION

Solicitation of Proxies

A form of proxy is being furnished herewith by the Company to each stockholder and, in each case such proxy is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. Solicitation will be made by mail, and may also be made by telephone or facsimile by directors, officers and regular employees of the Company, but these persons will not be separately compensated for such solicitation services. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy solicitation material to beneficial owners of the Company’s Common Stock.

Authority Conferred by Proxies

The shares represented by proxies duly executed and returned by stockholders and received by the Company before the Meeting will be voted as directed in the proxies. In the absence of specific direction, the shares represented by proxies will be voted: (1) FOR the election of all nominee directors specified herein; and (2) FOR the ratification of the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm. As to the other matters, if any, to be voted upon at the Meeting, the persons designated as proxies in the accompanying form of proxy will take such action as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors and are officers of the Company.

Revocability of Proxies

Execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has the right to revoke it at any time by: (i) a later dated proxy, duly executed and delivered or presented at the Meeting; (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting; or (iii) attendance at the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

Voting Securities and Record Date

The Company’s voting securities consist of one class of Common Stock, par value $0.01 per share (the “Common Stock”), and one class of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Company had 4,872,822 outstanding shares of Common Stock and no shares of Preferred Stock outstanding as of the close of business on March 31, 2006 (the “Record Date”). Only stockholders of record on the books of the Company at the close of business on the Record Date will be entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Representation at the Meeting by the holders of a majority of the shares of Common Stock outstanding on the Record Date, either in person or by proxy, will constitute a quorum.

Directors are elected by a plurality vote of shares present at the meeting. Ratification of BDO Seidman, LLP requires approval by the holders of a majority of the shares of Common Stock voting on such matter, whether in person or by proxy. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum, but broker non-votes will not be counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that matter. Accordingly, abstentions have the same effect as a vote “against” the proposal to ratify BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2006 while broker non-votes do not affect the outcome. For the election of directors, abstentions and broker non-votes will have no effect.

Executive Officers and Directors

The following table sets forth certain information, as of March 31, 2006, with respect to each executive officer or director of the Company.

Name	Age	Title
Stephen D. Rubin	66	Office of the Chief Executive, President and Chairman of the Board
Clark L. Feldman	71	Executive Vice President, Secretary and Director
Clifford K. Bolen	48	Office of the Chief Executive, Senior Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer and Assistant Secretary
Terry W. Hess	48	Office of the Chief Executive, Director, Vita Specialty Foods, Inc. Chief Executive Officer
Scott Levitt	51	Director
Glenn Morris	54	Director
Steven A. Rothstein	54	Director
John C. Seramur	63	Director

The following biographical information is provided, as of March 31, 2006, with respect to the two executive officers named in the management table, who are not director nominees for election.

Clifford K. Bolen was named to Office of the Chief Executive, which is responsible for the overall planning and direction of the Company, in March 2006, in addition to the positions he still holds as Chief Operating Officer, responsible for the overall operations of the seafood division (named in June 2005), and Senior Vice President (named in March 2003) and Chief Financial Officer of the Company. Mr. Bolen joined the Company in November 2000 as Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Bolen was Vice President of Operations for The Northwestern Corp, a leading manufacturer of vending machines from 1998 to 2000, and Vice President of Gummed Papers of America L.P., a wholesale distributor of label paper products from 1994 to 1998. Mr. Bolen’s experience includes roles in executive management as CFO and Controller for manufacturing, food processing, real estate syndication and management, and wholesale distribution firms. In addition, Mr. Bolen has eight years of public accounting experience and received his CPA certification in 1987. Mr. Bolen has a B.S. in management from the Illinois Institute of Technology and a M.B.A. from The University of Chicago.

Clark L. Feldman served as a director and Executive Vice President and Secretary of the Company since 1982 and has an extensive background in strategic financial planning and marketing. Mr. Feldman received a B.S. from Indiana University.

Security Ownership of Principal Holders and Management

The following table sets forth information as of March 31, 2006, with respect to the beneficial ownership of the Company’s outstanding shares of Common Stock by each stockholder known by the Company to be the beneficial owner of more than 5% of its Common Stock, each director, and each Named Executive Officer (as defined under “Compensation of Executive Officers”) and all the directors and executive officers of the Company as a group.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	Percent
Stephen D. Rubin (3)	1,609,842	31.6%
Howard Bedford (4)	800,000	15.2
Clark L. Feldman (5)	634,103	13.0
John C. Seramur (6)	482,500	9.5
David Gorenstein (7)	297,814	6.1
J.B.F. Enterprises (8)	284,000	5.8
Clifford K. Bolen (9)	261,719	5.2
James Rubin (10)	217,000	4.5
Glenn Morris (11)	200,000	4.0
Terry W. Hess (12)	63,176	1.3
Steven A. Rothstein (13)	14,000	*
Scott Levitt	0	*

All directors and executive officers as a group (8 persons) (14)	3,265,340	58.1%

*                 Less than 1% of the outstanding shares of Common Stock

(1)          The address of each of the beneficial owners, unless noted otherwise in the footnotes, is c/o Vita Food Products, Inc., 2222 West Lake Street, Chicago, Illinois 60612.

(2)          Includes, when applicable, shares owned of record by such person’s minor children and spouse and by other related individuals and entities over whose shares of Common Stock such person has custody, voting control, or power of disposition.

(3)          Includes shares of Common Stock issuable upon exercise of options to purchase 15,000 shares of Common Stock and includes shares of Common Stock issuable upon exercise of warrants to purchase 200,000 shares of Common Stock.

(4)          Includes shares of Common Stock issuable upon exercise of warrants to purchase 400,000 shares of Common Stock.

(5)          Includes shares of Common Stock issuable upon exercise of options to purchase 15,000 shares of Common Stock.

(6)          Mr. Seramur’s address is 260 Barefoot Beach, PH4, Bonita Springs, Florida 34134. Includes shares of Common Stock issuable upon exercise of options to purchase 17,500 shares of Common Stock and includes shares of Common Stock issuable upon exercise of warrants to purchase 200,000 shares of Common Stock.

(7)          Includes 284,000 shares of Common Stock held by J.B.F. Enterprises, an Illinois general partnership (“J.B.F.”), which are also listed as being beneficially owned by J.B.F. Mr. David Gorenstein and The Adele J. Gorenstein Trust are general partners of J.B.F. The address of Mr. David Gorenstein is 900 Skokie Blvd, Suite 108, Northbrook, Illinois 60062.

(8)          Mr. David Gorenstein and The Adele J. Gorenstein Trust are general partners of J.B.F. The address of J.B.F. is 900 Skokie Blvd, Suite 108, Northbrook, Illinois 60062. These shares are also included in the number of shares beneficially owned by the Mr. David Gorenstein.

(9)          Includes 200,000 shares of Common Stock with respect to which Mr. Bolen shares voting and investment power with certain of his immediate family members. 100,000 of such shares are issuable upon exercise of warrants. Also includes shares of Common Stock issuable to Mr. Bolen upon exercise of options to purchase 60,000 shares of Common Stock.

(10)    James Rubin is the brother of Stephen D. Rubin. The address of James Rubin is 719 Sycamore Lane, Glencoe, Illinois 60022.

(11)    Includes 200,000 shares of Common Stock with respect to which Mr. Morris shares voting and investment power with his affiliate, Delphi Casualty Insurance Company. 100,000 of such shares are issuable upon exercise of warrants.

(12)    Mr. Hess’s address is 717 Corning Way, Martinsburg, West Virginia 25401. Includes shares of Common Stock issuable upon exercise of options to purchase 30,000 shares of Common Stock.

(13)    Mr. Rothstein’s address is Box 2273, Loop Station, Chicago, Illinois 60690. Includes shares of Common Stock issuable upon exercise of options to purchase 9,000 shares of Common Stock.

(14)    Includes shares of Common Stock issuable upon exercise of options to purchase 146,500 shares of Common Stock and shares of Common Stock issuable upon exercise of warrants to purchase 600,000 shares of Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The By-Laws of the Company currently provide that the Board of Directors shall consist of at least six directors to be elected at the annual meeting of stockholders to hold office until the next annual meeting or until their successors are elected and qualified. The Board of Directors currently has 7 members. The proxies solicited by and on behalf of the Board of Directors will be voted FOR the election of the seven nominees listed below, unless authority to do so is withheld as provided in the proxy. All nominees are currently members of the Company’s Board of Directors with the exception of Howard Bedford who is not currently a director. Clark L. Feldman, whose term of office as a director expires at the Meeting, has not been nominated for re-election. The proxies cannot be voted for a greater number of persons than the number of nominees named. If for any reason one or more of the nominees should be unable to serve or refuse to serve as a director (an event which is not anticipated), the persons named as proxies will vote for another candidate or candidates nominated by the Board of Directors, and discretionary authority to cause such votes is included in the proxy.

Nominees

The Nominating Committee of the Board of Directors has nominated the following individuals for election, all of whom are currently directors with the exception of Howard Bedford who is not currently a director:

Stephen D. Rubin was named to Office of the Chief Executive, which is responsible for the overall planning and direction of the Company, in March 2006. Mr. Rubin has served as a director, President and Chairman of the Board of the Company since 1982. Previous to June 2005, Mr. Rubin was responsible for the overall operations of the Company with an emphasis on production, finance and quality control. Prior to joining the Company, Mr. Rubin was the owner and chief operating officer of several other companies which included food, manufacturing and industrial companies. Mr. Rubin received a B.B.A. from the University of Wisconsin and a J.D. from the University of Wisconsin Law School.

Terry W. Hess was named to Office of the Chief Executive, which is responsible for the overall planning and direction of the Company, in March 2006 and named Vice Chairman of the Board of the Company in October 2005. Mr. Hess has served as a director of the Company since July 2001, when the Company acquired Virginia Honey Company, Inc. (“Virginia Honey”). He also served as President of Virginia Honey from its acquisition by the Company in July 2001 until its merger into Vita Specialty Foods, Inc., a wholly owned subsidiary of the Company (“Vita Specialty Foods”), in November 2002. Prior to July 2001, Mr. Hess was President/Owner and a director of Virginia Honey since October 1997. Mr. Hess is currently the Chief Executive Officer, responsible for the overall operations, of Vita Specialty Foods with an emphasis on sales and production. Prior to his purchase of Virginia Honey, Mr. Hess had an extensive background in banking for 18 years, including serving as Senior Vice President of One Valley Bank, responsible for nine offices and a $60 million consumer loan portfolio. Mr. Hess is on the United Way Board, American Cancer Board and is a director and member of the loan committee of Centra Bank, a publicly held entity. Mr. Hess attended Shepherd College in Shepherdstown, WV and Louisiana State University Graduate School of Banking.

Scott Levitt has served as a director of the Company since November 2005. Mr. Levitt is a seasoned executive in the accounting field, with over 29 years of industry experience. His career includes 22 years in public accounting, most recently with BDO Seidman LLP, an international accounting and consulting firm. During his tenure with BDO Seidman, Mr. Levitt progressed from Audit Partner to Managing Director of the firm’s Chicago office. Since 1998, Mr. Levitt has served as the Vice President of Finance and Chief Financial Officer of Czarnowski Display Service, Inc., a leading provider of integrated trade show and event solutions. Mr. Levitt has a B.S. degree in accounting from the University of Illinois and is a Certified Public Accountant.

Glenn Morris has served as a director of the Company since November 2005. Mr. Morris has been the Chairman and Chief Executive Officer of American General Holdings, Inc., an insurance holding company with operating subsidiaries underwriting $40 million annually of non-standard automobile insurance in Illinois, since 1995. He has also served as the General Partner of General American Equities, a company involved in real estate acquisition, development, financing, syndication and management with 57 properties in 17 states, since 1977; as President of Morris Securities, Ltd., a broker-dealer and equity portfolio manager, since 1977; and as President of M & C Investments, Inc., which provides debt and equity investment services with current portfolios under contract totaling $50 million, since 1996. Mr. Morris has a B.A. from Lawrence University and an M.B.A. from Harvard University.

Steven A. Rothstein has served as a director of the Company since May 1997. Mr. Rothstein is currently a consultant to firms in the securities industry. He is also currently a director of Brownshire Capital formerly known as Gateway Data Science Corporation. From 1995 to 2001, Mr. Rothstein was Chairman of the Board of National Securities Corporation and Chairman and President of Olympic Cascade Financial Corporation. Mr. Rothstein has a B.A. from Brown University.

John C. Seramur has served as a director of the Company since May 2000. Mr. Seramur is retired. From 1965 to 1997, he served as President and CEO of First Financial Corporation or one of its predecessor companies, which merged with Associated Banc Corp., a bank holding company, in 1999. He is currently Vice Chairman of the Board of Directors of Associated Bank Corp. Mr. Seramur has a B.S. in business administration from Marquette University.

Howard Bedford, Director Nominee, was President from 1991 to 2000 of the Bedford Group which provided investment, estate, and tax advice to high-net worth individuals. Since 2000, Mr. Bedford has been involved in the personal acquisition and development of several private companies. Mr. Bedford has a B.A. from the University of Vermont.

Committees and Attendance

The Board of Directors met 14 times during the year ended December 31, 2005. Each of the directors attended at least 80% of the meetings of the Board of Directors and of each committee of the Board of Directors held, of which he was a member, during the last fiscal year. It is the Company’s policy that the directors who are up for election at the Annual Meeting attend the Annual Meeting. All of the nominees up for election at the 2006 Annual Meeting of Stockholders attended the 2005 Annual Meeting of Stockholders, with the exception of Scott Levitt, Glenn Morris and Howard Bedford, who were not directors on the date of such meeting.

The Audit Committee, comprised of directors Scott Levitt (Chairman) who in February 2006 replaced Neal Jansen upon his passing in January 2006, John Seramur and Steven Rothstein, met ten times during this period. The Audit Committee oversees the accounting and financial reporting process and the audits of the Company’s financial statements and reviews the system of internal control and the Company’s process for monitoring compliance with laws and regulations and with the Company’s Code of Ethics. In addition, the Company hired an internal auditor who reports to the Audit Committee. The Audit Committee members believe that the internal auditor has achieved a satisfactory relationship with BDO Seidman, LLP, the Company’s independent registered public accounting firm. The Audit Committee has adopted a written charter which was amended and restated in 2003 and was attached to the Company’s 2004 Proxy Statement as Appendix A. All members of the Audit Committee are independent, as independence is defined in Section 121(A) of the American Stock Exchange listing standards. In addition, the Board of Directors has determined that Scott Levitt satisfies all of the criteria to be a “financial expert” as defined in Item 401(h) (2) of Regulation S-K.

The Compensation Committee, comprised of directors Steven A. Rothstein (Chairman) and Glenn Morris met four times during the year ended December 31, 2005. Each member of the Compensation Committee is independent in accordance with American Stock Exchange listing standards. The Compensation Committee reviews and makes recommendations to the Board of Directors with regard to the salaries, incentive compensation and related benefits of corporate officers and other employees.

The Nominating/Governance Committee, comprised of Scott Levitt (Chairman), John C. Seramur and Steven Rothstein, met one time during the year ended December 31, 2005. Each member of the Nominating/Governance Committee is independent in accordance with American Stock Exchange listing standards. The Nominating/Governance Committee makes recommendations to the Board of Directors concerning the size and composition of the Board of Directors, the qualifications of potential new directors and the formation of a slate of directors to stand for election at each Annual Meeting of Stockholders and reviews and reports to the Board with regard to matters of corporate governance.

The Nominating/Governance Committee will consider Board nominees recommended by stockholders who submit their recommendations, together with appropriate biographical information, to Scott Levitt at 2222 West Lake Street, Chicago, Illinois 60612, in writing prior to January 1 of each year. The Nominating/Governance Committee has adopted a written charter, which was attached to the Company’s 2004 Proxy Statement as Appendix B.

Selection of Board Candidates

The Company’s directors take a critical role in guiding the strategic direction and overseeing the management of the Company. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, concern for the long-term interests of the stockholders, personal integrity and judgment and willingness to apply sound and independent business judgment. Directors should have relevant expertise and experience, be able to read and understand basic financial statements and be able to offer advice and guidance to management based on that expertise and experience. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the specialty food products industry. The Nominating/Governance Committee retains the right to modify these minimum qualifications from time to time. In the case of incumbent directors, the Nominating/Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any transactions of such directors with the Company during their term. In the case of new director candidates, the Committee first determines whether the nominee must be independent for American Stock Exchange purposes. The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee then meets to discuss and consider such candidates’ qualifications and then chooses a candidate by majority vote. The Committee does not intend to alter in the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not.

Howard Bedford, the only nominee who is not currently an executive officer or director of the Company, was recommended as a candidate by the Company’s President.

Communications with Stockholders

The Board of Directors provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send written communications to the Board or any of the directors c/o Stephen D. Rubin, 2222 West Lake Street, Chicago, Illinois 60612. All communications will be compiled by the Secretary of the Company and submitted to the Board or the individual directors on a periodic basis.

Compensation of Directors

Directors who are employees of the Company are not separately compensated for serving on the Board of Directors. In fiscal year 2005, non-employee directors were paid $10,000 plus $1,000 for each Board of Directors meeting attended, $150 for each Compensation Committee meeting attended, and $150 for each Audit Committee meeting attended. The Chairman of the Compensation Committee and the Chairman of the Audit Committee were paid an additional $100 for each respective meeting attended. In February 2006, each non-employee director was granted an option to purchase 2,500 shares of Common Stock at an exercise price of $2.30 per share, the fair market value (as defined in the Company’s 1996 Stock Option Plan for Non-Employee Directors (the “Directors Plan”)) on the date of grant.

The Company’s Directors Plan provides for grants of stock options to non-employee directors of the Company. Under the Directors Plan, as amended in 2001 and 2003, the Compensation Committee may grant each director options to purchase shares of Common Stock at a purchase price equal to the fair market value (as defined in the Plan) of the Common Stock on the date of grant. The maximum number of shares of Common Stock that may be issued to such persons upon the exercise of options granted under the Directors Plan is 175,000. As of January 1, 2005 and December 31, 2005, 42,000 and 61,000 shares of Common Stock, respectively, were available for issuance under the Directors Plan.

A majority of the Company’s Board of Directors recommends voting “FOR” the election of the director nominees set forth herein.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent registered public accounting firm for 2006. BDO Seidman has been engaged as the Company’s independent registered public accounting firm since January 1995. The ratification of the selection of independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice.

If the appointment of BDO Seidman as independent registered public accounting firm for 2006 is not approved by the holders of a majority of the shares of Common Stock who vote on such matter whether in person or by proxy, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 2006 will stand unless the Board finds other good reason for making a change.

Representatives of BDO Seidman are expected to attend the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Company’s Board of Directors unanimously recommends voting “FOR” the ratification of BDO Seidman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon the Company’s review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that in fiscal year 2005 each of Steven A. Rothstein and John C. Seramur, directors and current director nominees, as well as Michael Horn, Neal Jansen and Joel Spungin, directors during 2005 who have passed away, filed late Form 4s disclosing their grants of options from the Company on February 17, 2005 exercisable for 2,500 shares of Common Stock per director. In addition, Clifford K. Bolen, Office of the Chief Executive, Senior Vice President, Chief Operating Officer and Chief Financial Officer of the Company, reported grants of options to purchase 30,000, 10,000 and 20,000 shares of Common Stock in December 2000, 2001 and

2002, respectively, on a Form 4 filed on March 22, 2006; and Stephen D. Rubin, Office of the Chief Executive, President and Chairman of the Company, reported the grant of options to purchase 15,000 shares of Common Stock in December 2002 on a Form 4 filed on March 22, 2006.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation awarded to the chief executive officer and three additional individuals serving as executive officers or key employees of the Company at the end of fiscal year 2005 whose aggregate salary and bonus for services in all capacities rendered during the year ended December 31, 2005 exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
				Awards
Name and Principal Position	Year	Salary	Bonus	Securities Underlying Options		All Other Compensation (5)

Stephen D. Rubin (1)	2005	$275,680	$—	—		$2,892
President and Director	2004	$268,694	$—	—		$2,842
	2003	$263,167	$—	—		$2,882

Clark L. Feldman	2005	$275,680	$—	—		$792
Executive Vice President,	2004	$268,694	$—	—		$792
Secretary and Director	2003	$263,167	$—	—		$2,882

Clifford K. Bolen (2)	2005	$210,700	$—	—		$2,892
Senior Vice President,	2004	$195,700	$—	—		$2,842
Chief Operating Officer and Chief Financial Officer	2003	$190,000	$10,000	—		$2,882

Terry W. Hess (3)	2005	$300,000	$—	—		$3,242
Vice Chairman of the Company,	2004	$300,000	$—	30,000	(4)	$5,127
Chief Executive Officer of Vita Specialty Foods	2003	$300,000	$—	—		$5,552

(1)          Mr. Rubin and the Company agreed to a new employment agreement effective March 1, 2006. Additionally, Mr. Rubin has been named to a newly created position, Office of the Chief Executive, in which he will share the duties with two other executives of the Company effective March 20, 2006.

(2)          Mr. Bolen and the Company agreed to a new employment agreement effective January 1, 2006. Additionally, Mr. Bolen has been named to a newly created position, Office of the Chief Executive, in which he will share the duties with two other executives of the Company effective March 20, 2006.

(3)          Mr. Hess has been named to a newly created position, Office of the Chief Executive, in which he will share the duties with two other executives of the Company effective March 20, 2006.

(4)          Such options, fully vested as of December 31, 2005, are exercisable at $7.52 per share.

(5)          In 2005, All Other Compensation is comprised of $6,650 for Company 401(k) matching contributions and $3,168 of Company paid term life insurance premiums.

Option Grants in Last Fiscal Year

There were no options granted to the Named Executive Officers in fiscal 2005.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information on option exercises in fiscal 2005 by the Named Executive Officers and the value of such officers’ unexercised options at December 31, 2005.

			Number of Securities Underlying Unexercised Options at December 31, 2005 (#)		Value of Unexercised In-The- Money Options at December 31, 2005 ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen D. Rubin	—	—	15,000	—	$0	$0
Clark L. Feldman	—	—	15,000	—	$0	$0
Clifford K. Bolen	—	—	60,000	—	$0	$0
Terry W. Hess	—	—	30,000	—	$0	$0

Employment Agreements

On April 4, 2006, the “Company entered into an employment agreement with Stephen D. Rubin (the “Rubin Employment Agreement”). Pursuant to the Agreement, Mr. Rubin will serve as a member of the Office of Chief Executive of the Company, which will have sole authority with respect to all major decisions relating to the Company and its operations. In addition, Mr. Rubin will continue to serve as the Company’s President, until December 31, 2006, and as its Chairman. The Rubin Employment Agreement provides that Mr. Rubin will be paid an annual base salary of $250,000. He will also be entitled to a car payment allowance in the amount of approximately $17,000 per year payable monthly and health, medical, disability and term life insurance, as well as five weeks of paid vacation each year. The Rubin Employment Agreement terminates on May 31, 2009, subject to earlier termination by the Company for Cause (as defined in the Agreement) or for any other reason, and by Mr. Rubin for the Company’s breach of the Agreement and failure to cure such breach within 10 days or for any other reason. In addition, the Agreement will terminate upon Mr. Rubin’s death or Total Disability (as defined in the Agreement). In the event of termination based on death or Total Disability, Mr. Rubin will be entitled to salary and bonus earned through the effective date of termination. If Mr. Rubin is terminated for Cause by the Company, or terminates the Rubin Employment Agreement for any reason other than the Company’s breach, the Company will have no obligation to pay him any amount beyond the date of such termination except as required by law. Finally, in the event of a termination by the Company without Cause, the Company will pay to Mr. Rubin his base salary, insurance and other benefits and perquisites provided for under the Agreement for the remainder of the term of the Agreement. The Rubin Employment Agreement also includes a confidentiality provision as well as non-competition and non-solicitation provisions that cover the term of the Agreement and a period of one year thereafter.

The Company has an employment agreement with Clark L. Feldman (the “Feldman Employment Agreement”) which extends through December 2006, with an automatic one-year renewal unless 90 days prior written notice of termination is provided by either party. In the event of termination by the Company in accordance with such notice provision, the Company is obligated to pay Mr. Feldman, on or before January 15, 2007, a lump sum amount equal to his base salary in effect on the expiration date of the initial term multiplied by .75. On December 29, 2005, the Company provided Mr. Feldman with written notice of termination of the Feldman Employment Agreement as of December 31, 2006 and, in connection therewith, expects to pay $207,520 to him in 2007 as severance. Under the terms of the Feldman Employment Agreement, Mr. Feldman is entitled to be paid a salary of $263,167 annually (adjusted annually for increases of at least the cost of living index). Mr. Feldman is also entitled to receive annual bonuses, if any, based on Company and individual performance as determined by the compensation program adopted by the Board of Directors and the Compensation Committee, and certain perquisites not to exceed $30,000 per year, including, among other things, a car payment allowance, reimbursement of country club or health club membership dues and expenses, the right to designate a charitable contribution to be paid by the Company and a non-accountable business expense allowance. Under the Feldman Employment Agreement, the Company agrees to employ Mr. Feldman as its Executive Vice President. On January 11, 2006, the Board of Directors agreed to materially reduce Mr. Feldman’s duties such that he performs such duties as are assigned to him from time to time by Messrs. Rubin and Hess as well as the Company’s Vice President Sales. The Feldman Employment Agreement provides for termination of Mr. Feldman (i) for “cause” as defined in the Agreement, (ii) upon Mr. Feldman’s death or “total disability,” as defined in the Agreement, or (iii) if Mr. Feldman terminates his employment because of a breach of the Feldman Employment Agreement by the Company or upon a change in control of the Company. In all such events, the Company will be obligated to pay Mr. Feldman his base salary through the effective date of termination. The Feldman Employment Agreement contains provisions that restrict Mr. Feldman’s ability to compete with the Company or solicit its employees or customers for a specified period following the termination of his employment.

On March 20, 2006, the Company entered into an employment agreement, effective January 1, 2006, with Clifford K. Bolen (the “Bolen Employment Agreement”). Pursuant to the Bolen Employment Agreement, Mr. Bolen will serve as Chief Operating Officer of the Company’s Vita Seafood Division and will continue to serve as the Chief Financial Officer of the Company. The initial term of the Bolen Employment Agreement is three years, and the Agreement is then subject to automatic renewal for successive one year terms unless the Company provides Mr. Bolen with the required prior notice of non-renewal. In the event of the Sale of the Company (as specifically defined in the Agreement) any time after December 1, 2006, the remaining term of the Bolen Employment Agreement will be two years following the Sale. During the initial term of the Agreement, Mr. Bolen will be paid an annual base salary of $230,000 subject to cost of living increases each January 1 and other increases at the discretion of the Company’s Board of Directors. Mr. Bolen will also be entitled to an annual bonus based on the Company’s Bonus Plan if approved by the Company’s Compensation Committee and Board of Directors, and to fully participate in any benefit plan or program established by the Company for its corporate, operating or executive officers, as well as four weeks of vacation each year. The Bolen Employment Agreement is terminable by the Company for any reason after December 31, 2006 or for Cause (as defined in the Agreement), and by Mr. Bolen for any reason including the Company’s breach of the Agreement and failure to cure such breach within 30 days. In addition, the Bolen Employment Agreement will terminate upon Mr. Bolen’s death or Total Disability (as defined in the Agreement). If the Company terminates Mr. Bolen without Cause prior to December 31, 2006, Mr. Bolen will be entitled to all salary, bonus and benefits throughout the remainder of the initial term of the Agreement. In the event of termination based on death or Total Disability, Mr. Bolen will be entitled to salary and bonus earned through the date of termination. If Mr. Bolen is terminated for Cause by the Company, or terminates the Bolen Employment Agreement for any reason other than the Company’s breach, the Company will have no obligation to pay him any amount beyond the effective date of such termination except as required by law. Finally, in the event of a termination by the Company without Cause, by Mr. Bolen as a result of the Company’s breach or a non-renewal at the end of the initial term or any renewal term of the Bolen Employment Agreement, the Company will pay to Mr. Bolen his base salary and continue to provide health insurance for a period of 12 months; provided, that in the event of a termination without Cause by the Company within 90 days prior to, or nine months after, a Sale of the Company, such salary and insurance will be extended to 18 months. The Bolen Employment Agreement includes a confidentiality provision as well as non-compete and non-solicitation provisions that cover the term of the Agreement and a period of one year thereafter.

On July 1, 2001, the Company entered into an employment agreement with Terry W. Hess (the “Hess Employment Agreement”), in conjunction with the Company’s acquisition of Virginia Honey, to serve as the Chief Executive Officer of Virginia Honey (Vita Specialty Foods as of November 2002). Under the Hess Employment Agreement, which was amended in 2004 to extend the term until December 31, 2007, Mr. Hess receives a base salary of $300,000 per year with, at the sole discretion of the Board of Directors of Virginia Honey (Vita Specialty Foods as of November 2002), a maximum annual increase proportionate to the increase in the cost of living. The Hess Employment Agreement provides for termination of Mr. Hess for “cause” as defined in the Agreement and states liquidated damage amounts that would be payable by Mr. Hess in the event that his employment is “voluntarily terminated” as defined in the Agreement. The Hess Employment Agreement contains provisions that restrict Mr. Hess’ ability to compete with the Company or solicit its employees or customers for a specified period following the termination of his employment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”), consisting of two non-employee directors, approves all of the policies and programs pursuant to which compensation is paid or awarded to the Company’s executive officers. In reviewing overall compensation, the Committee focuses on the Company’s objectives to attract and retain the best possible executive talent, to motivate the executives to achieve the goals of the Company’s business strategy and, to a lesser extent, to link the interests of the executives and stockholders through equity based plans. The Committee does not utilize specific formulas or guidelines in reviewing and approving executive compensation, except with respect to bonuses awarded under the Company’s annual bonus plans. In awarding compensation, the Committee produces reports with its recommendation that it presents to the entire Board of Directors other than any directors whose compensation is the subject to a particular report. The Board then votes on final approval of the Committee’s recommendations.

Elements of Executive Compensation Program. The key elements of the Company’s executive compensation program consist of base salary, annual bonus and stock options. In awarding or approving individual elements of compensation and overall compensation to executives, the Committee reviews performance factors relating to increases in the Company’s earnings, increases in the size of the Company, the Company’s overall performance within its industry and the executive’s individual performance, including increases in responsibilities. In addition the Committee awards compensation, particularly long-term compensation, to provide strong incentives for superior future performance by the Company’s executives.

Base Salaries. Base salaries for Stephen D. Rubin, the Company’s Chief Executive Officer, and Clark L. Feldman, the Company’s Executive Vice President and Secretary, were initially determined in connection with the Company’s initial public offering of Common Stock in 1996 in accordance with the recommendations of the underwriters. Since then, these executives have been subject to employment agreements that reflect increasing base salaries determined by the Committee related to the cost of living. Base salary for Terry W. Hess, the Chief Executive Officer of Vita Specialty Foods in 2005, was set forth as part of Mr. Hess’ employment agreement executed in connection with the Company’s acquisition of the Virginia Honey Company, Inc. in 2001. In 2004, the Committee retained a nationally known independent compensation consultant for purposes of setting Mr. Bolen’s base salary and found that, while Mr. Bolen’s base salary was on the higher end for his title, the responsibilities that he has undertaken comprise the work of more than one executive officer at most peer group companies identified by the consultant. The consultant presented its evaluation to the entire board and its recommendations were available to management. The Committee also considered formal reviews of Mr. Bolen’s performance by management, all of which were exceptionally positive. Mr. Bolen’s salary was increased in 2005 to reflect continued positive performance reviews. Base salaries for the Company’s other executives in 2005 were primarily determined by reference to the scope of the executive’s responsibilities, similarly sized manufacturing companies, the executive’s base salary relative to other executives and employees of the Company, the growth of the Company and the experience and credentials of the particular executive.

Annual Bonus. The Company’s executives, as selected by the Committee, are eligible for an annual cash bonus based on corporate and individual performance, including participation in the Company’s bonus plans which are adopted at the first annual meeting of the board of directors of the Company each year (each a “Bonus Plan”). Pursuant to each Bonus Plan, the entire board of directors establishes a target bonus percentage of base salary (the “Target Bonus Percentage”) for each Plan participant (ranging from 5% to 20%) and a target pre-tax, pre-bonus net income derived from the budget for the current fiscal year (the “Target Net Income”). The board also establishes a minimum Target Net Income. Participants are then entitled to receive bonuses at the end of the fiscal year based on the Company’s actual net income (after achievement of the minimum Target Net Income set by the board). The amount of a participant’s bonus will be determined as follows:

Actual pre-tax, pre-bonus net income	X	Target Bonus Percentage	X	Base salary
Target Net Income

Stock Options. The 1996 Stock Option Plan (the “Stock Option Plan”) provides for stock option awards for executive officers (and certain other individuals). The size of stock option awards is determined by the Committee based upon both overall performance of the Company and individual performance of the executive. The Committee believes that significant equity interests in the Company held by the Company’s executive officers align the interest of the stockholders and such executive officers. Stock options provide executive officers with the opportunity to acquire equity interests in the Company and to participate in the creation of stockholder value as reflected in the growth of the price of the Common Stock. In 2005, there were no options granted to executive officers because of the changes in the financial reporting requirements regarding stock options. In addition, the Board accelerated the vesting of the majority of outstanding stock options.

Retirement and Other Benefits. Generally, executive officers have the same retirement savings opportunities as other employees. Executive officers participate in the Company’s 401(k) Savings Plan and receive Company matching contributions on the same basis as other Company employees. Executive officers are also eligible to receive medical, term life and other benefits that are generally available to other Company employees, including participation in the Company’s employee stock purchase plan.

Perquisites. The Company provides two of its executive officers with limited additional perquisites, including an expense allowance in which are incorporated, among other items, the officers’ automobile expenses and legal expenses related to the purchase and sale of the Company’s Common Stock.

Committee’s Actions for 2005. Base salary payable to Messrs. Feldman and Hess in 2005 was dictated by the terms of their respective employment agreements. Base salary paid to Mr. Bolen was increased from 2004 based on the fact that Mr. Bolen was appointed as the Company’s Chief Operating Officer in June 2005. None of the Named Executive Officers earned a bonus in accordance with the Target Net Income set by the Board in its 2005 Bonus Plan.

The Committee has reviewed and approved each of the components of compensation paid to each of its executive officers in 2005, including salary, bonus, long-term incentive compensation, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and the actual projected payout obligations under several potential severance and change-in-control scenarios. Based on this review, the Committee finds the total amount payable to each of its executive officers in the aggregate to be reasonable and not excessive.

Chief Executive Officer Compensation. For 2005, the Committee compensated Mr. Rubin in accordance with his Employment Agreement, paying him $275,680 in base salary plus an expense allowance of $30,000. Mr. Rubin was not awarded a bonus for 2005 due to the Company’s failure to achieve the Target Net Income under the 2005 Bonus Plan and he was not issued stock options based on the Company’s earnings in 2005. However, the Committee is aware of the substantial time and effort devoted by Mr. Rubin in 2005 to the growth of the Company.

Overall, the Committee believes that Mr. Rubin has been an excellent representative of the Company to the public and that his efforts on behalf of the Company will continue to enhance the expansion and the long-term value of the Company.

Compensation Committee

Steven A. Rothstein

Glenn Morris

Performance Graph

The graph below compares the cumulative total return of the Company’s Common Stock with the cumulative total return of the AMEX Market Index and the Hemscott Group 342 – Processed Packaged Goods Index for the annual periods from January 1, 2000 to December 31, 2005. The graph assumes $100 invested on January 1, 2000 in the Company’s Common Stock and $100 invested at that time in each of the Indexes. The comparison assumes that all dividends are reinvested.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG VITA FOOD PRODUCTS, INC.,
AMEX MARKET INDEX AND HEMSCOTT GROUP INDEX

ASSUMES $100 INVESTED ON DEC. 31, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2005

	2000	2001	2002	2003	2004	2005
VITA FOOD PRODUCTS, INC.	100.00	336.70	340.91	621.21	320.71	144.78
HEMSCOTT GROUP INDEX	100.00	116.77	110.34	141.29	160.50	156.81
AMEX MARKET INDEX	100.00	95.39	91.58	124.66	142.75	157.43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is not a party to any material transactions of the type required to be described herein.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

In this context, the Audit Committee of the Board of Directors has:

•                  Reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2005;

•                  Discussed with BDO Seidman, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•                  Received and reviewed the written disclosures and the letter from BDO Seidman required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board; and

•                  Discussed with BDO Seidman its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Scott Levitt

John C. Seramur

Steven A. Rothstein

Audit Fees. The aggregate fees billed for assurance and related services rendered by BDO Seidman for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and 2004 and review of the financial statements included in the Company’s Forms 10-Q for those fiscal years or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years were $157,130 and $150,088, respectively.

Audit-Related Fees. There were no assurance and related services (not included in the “Audit Fees” disclosed above) by BDO Seidman that were reasonably related to the performance of the audits and reviews of the Company’s financial statements for the fiscal years ended December 31, 2005 or 2004.

Tax Fees. The aggregate fees billed for professional services rendered by BDO Seidman for tax compliance, tax advice, and tax planning for the fiscal years ended December 31, 2005 and 2004 were $15,753 and $17,409, respectively.

All Other Fees. There were no other products or services provided by BDO Seidman for the fiscal years ended December 31, 2005 and 2004 that were not included in the “Audit Fees” or “Tax Fees” disclosed above.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established procedures for the pre-approval of auditing services and non-auditing services to be performed by the Company’s independent registered public accounting firm. If any services are not pre-approved under the Committee’s written list of pre-approved services, they must be approved on an individual basis. The Committee can delegate the pre-approval of non-auditing services to one or more of its members, but the decision must be presented to the full Committee at the next scheduled meeting. The policy prohibits the Company from retaining its independent registered public accounting firm to perform specified non-audit functions, including (i) bookkeeping, financial information systems design and implementation, (ii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports, (iii) actuarial services; (iv) internal audit outsourcing services; (v) management functions; (vi) human resources; (vii) broker dealer, investment advisor or investment banking services; (iii) legal services; and (ix) expert services unrelated to the audit. The Audit Committee pre-approved all of the audit services provided by the Company’s independent registered public accounting firm in 2005.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders accompanies this Proxy Statement.

STOCKHOLDER PROPOSALS

Stockholder proposals submitted for evaluation as to inclusion in the proxy materials for the Company’s 2006 annual meeting of stockholders must be received by the Company not later than December 25, 2006, at the Company’s principal executive offices at 2222 West Lake Street, Chicago, Illinois 60612. With respect to the Meeting, proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board of Directors may recommend when a stockholder raises any proposal which is not included in these proxy materials for consideration at the Meeting if the Company did not receive proper notice of such proposal at its principal executive offices by March 6, 2006. Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board of Directors may recommend at the Company’s annual meeting of stockholders to be held in 2006 if a stockholder raises any proposal which is not included in the proxy materials for such meeting and the Company does not receive proper notice of such proposal at its principal executive offices by March 10, 2007.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment.

For the Board of Directors,

Stephen D. Rubin

Chairman of the Board

Chicago, Illinois

April 27, 2006

ANNUAL MEETING OF STOCKHOLDERS OF

VITA FOOD PRODUCTS, INC.

May 18, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

 Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:					FOR ☐	AGAINST ☐	ABSTAIN ☐
2. To ratify the selection of BDO Seidman, LLP as independent
☐ ☐ ☐		NOMINEES:	registered public accounting firm of the Company for the year
	FOR ALL NOMINEES	Stephen D. Rubin	ending December 31, 2006.
Terry W. Hess

*NOTE* IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE

ENCLOSED ENVELOPE.

	withhold authority	Howard Bedford
	for all nominees	Scott Levitt
Glenn Morris
	for all except	Steven A. Rothstein
	(See instructions below)	John C. Seramur

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

VITA FOOD PRODUCTS, INC.

This Proxy is Solicited on Behalf of the Board of Directors for the

Annual Meeting to be held on May 18, 2006

The undersigned hereby constitutes and appoints Stephen D. Rubin with full power of substitution, his or her true and lawful agents and proxies to represent the undersigned at the Annual Meeting of Shareholders of Vita Food Products, Inc. (the “Company”) to be held on May 18, 2006, at 9:00 A.M., and at any adjournments or postponements thereof, to vote all shares of the undersigned at such meeting as specified herein and, in their best judgment, on any other business that may properly come before such meeting. The undersigned acknowledges receipt of the Proxy Statement related to such Meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND IN FAVOR OF THE RATIFICATION OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2006.

(Continued and to be signed on the reverse side)